EXHIBIT 99.1

NEWS RELEASE

Ivanhoe Energy Reports Third Quarter 2013 Financial Results
and Operating Highlights

Note:  All figures are quoted in U.S. dollars unless otherwise noted.

CALGARY (November 12, 2013) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) reported today its financial results and operating highlights for the third quarter of 2013.

Third Quarter Financial Summary

Ivanhoe Energy filed its quarterly financial report on Form 10-Q with the U.S. Securities and Exchange Commission and its Interim Financial Statements with the Canadian Securities Administrators for the period ended September 30, 2013.

(US$000s, except per share amounts)	Three months ended Sept. 30,		Nine months ended Sept. 30,
(unaudited)	2013	2012	2013	2012

Net loss from continuing operations	(15,210)	(33,997)	(35,570)	(51,198)
Net loss per share, from continuing operations*	(0.13)	(0.30)	(0.31)	(0.45)

Net cash used in operating activities	(10,423)	(3,089)	(31,049)	(14,165)

Capital expenditures	3,933	9,827	16,070	43,371

Cash and cash equivalents (end of period)	35,209	16,882	35,209	16,882
Restricted cash	500	20,500	500	20,500
* Basic and diluted

The Company had a net loss from continuing operations of $15.2 million, which is $18.8 million lower than the net loss from continuing operations during the same period of 2012.  The decrease is primarily due to lower exploration and evaluation costs, lower foreign exchange losses and lower finance expenses. It was offset by general and administrative expenses and lower recovery of income taxes.

Net Cash Used In Operating Activities

Net cash used in operating activities for the third quarter was $10.4 million, which was $7.3 million higher than in the same period in 2012.  The increase is primarily due to the inclusion of China operating revenues, net of operating costs, in the 2012 amount but excluded from the 2013 total because these assets have been reported as discontinued operations in 2013.

Capital Expenditures

Capital expenditures in the third quarter were $3.9 million, as compared to $9.8 million in the same period of 2012. The lower 2013 amount is primarily due to reduced activity in Ecuador and Canada. Capital investments in the third quarter of 2013 include:
•	$3.0 million for continuing expenditures related to the appraisal well drilled at Block 20 in Ecuador in the second quarter; and,
•	$0.4 million on environmental costs and $0.2 million to complete the winter data acquisition program started in the first quarter for the Tamarack project in Canada.

General and Administrative Expenses

General and administrative (G & A) expenses are higher in the third quarter and year-to-date due to specific, non-recurring activities.  In the third quarter G&A was $9.1 million, which is $2.0 million higher than in the third quarter of 2012.  The increased expenses were mainly related to $1.5 million in legal costs for current proceedings.  Year-to-date expenses are $30.2 million, which is $6.9 million higher than in the same period of 2012, due to legal costs, the wind-up of the Sunwing organization and severance and retention costs.

Liquidity and Capital Resources

At September 30, 2013, Ivanhoe Energy had approximately $35.2 million in cash and cash equivalents.  Existing financial resources are anticipated to fund activities into the second quarter of 2014; however, additional funding will be required to maintain the Company’s business activities as currently constituted.  When approved by the Government of Ecuador, the proposed joint financial participation arrangement for Block 20 is expected to generate additional cash.  If required, the Company is considering all private and public forms of capital.

The NASDAQ stock exchange informed the Company in September that it no longer satisfied the exchange's continued listing requirements when its shares traded below $1 for 30 consecutive business days. The process to regain compliance has not changed in the last year. Ivanhoe has a 180 day period to cure the deficiency, which expires on March 5, 2014 with the possibility of obtaining a second 180 period, if necessary.

Heavy-to-Light (HTL)

HTL commercialization is a key focus for Ivanhoe Energy.  Current and projected market conditions continue to support the economic merits of HTL in both field integrated and midstream applications.  The Company plans to deploy HTL to its own resources and in addition is developing a fee based business model for upgrading another party’s resources.  Excellent recent testing results at Ivanhoe’s Feedstock Test Facility continue to demonstrate robustness and applicability to a vast number of global heavy oil resources.  A recently concluded review by an independent third party has shown that HTL has significant commercial advantages over competing technologies. Additionally, the Company has continued to strengthen its intellectual property portfolio with several new patent applications.

Project Highlights

Block 20 – Ecuador
The Company continues to pursue Ecuadorian Government approval for the proposed joint financial participation agreement with a large international oil company.  If approved, this new arrangement would supplant Ivanhoe’s existing contract.  The existing contract appraisal period is scheduled to expire on December 31, 2013.  A second stage, the Pilot stage, would then begin and last for up to three years. The Company is actively engaged in discussions with the Government of Ecuador on how best to manage the Pilot Stage of the existing contract, in light of the ongoing discussions related to the proposed joint financial participation agreement.

Tamarack – Canada
Ivanhoe continues to press for resolution of the Tamarack project application with the Alberta Energy Regulator (AER).  The Company remains diligent in responding to the regulator, but the regulatory timeline is within the AER’s control. The Company believes the Tamarack Project is safe, technically sound, and economically viable, and continues to use all efforts to address the remaining two Statements of Concern.  Project advancement is subject to direction from the regulator, receipt of an Order in Council from the Alberta Government, securing a partner and sanctioning by the Ivanhoe Board of Directors.

Nyalga – Mongolia
The Government of Mongolia confirmed the extension of the Company’s Production Sharing Contract (PSC) for a two year period, expiring in July 18, 2015. As part of the Company’s efforts to refocus our global activities, it is actively pursuing potential candidates to purchase or farm-in on the Mongolian PSC.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, and Ecuador, with business development opportunities worldwide. Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN. For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, statements relating to the timing and amount of proceeds of agreed upon and contemplated disposition transactions, statements relating to anticipated capital expenditures,  statements relating to the timing and success of regulatory review applications, and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTLTM technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, our ability to complete agreed upon and planned asset dispositions, competition and other risks disclosed in Ivanhoe Energy's 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Ivanhoe Energy
Hilary McMeekin
Manager, Corporate Communications
(403) 817 1108
hmcmeekin@ivanhoeenergy.com